Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-130983, 333-152013, 333-152014, 333-157972, 333-157974, 333-165780, 333-165781, 333-173203, and 333-173204 on Form S-8 and Registration Statement Nos. 333-175288 and 333-144126 on Form S-3, of our reports dated March 12, 2012, relating to the consolidated financial statements and financial statement schedule of AtriCure, Inc., and the effectiveness of AtriCure Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of AtriCure, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 12, 2012